EXHIBIT 2

                                   AGREEMENT

      This Agreement entered into this 16th day of April, 1998, between Bria Communications Corporation, a New Jersey Corporation, hereafter "BBC", and
International Beverage Development Corporation, a Delaware Corporation, hereafter "IBDC".

                                    RECITALS

      IBDC has acquired 100% of AmViet Development Corporation, a Corporation duly incorporated under the Commonwealth of the Bahamas, hereafter "AVDC". IBDC desires to sell AVDC to BCC for stock in BCC. NOW THEREFORE, the parties hereto agree as follows.

                                   AGREEMENT

1. AVDC is the owner of a license issued by the government of Vietnam for the joint venture partnership between Quang Tri Beer Factory (the Vietnamese partner) and AVDC (the American partner). Pursuant to such license agreement AVDC owns 70% of the AmViet Mineral Water Company, which is licensed to produce water, mineral water, and beverages in the country of Vietnam. The Quang Tri Beer Factory has contributed the plant and land for their 30% contribution. The plant is located in Quang Tri Province in Vietnam. The plant is currently partially finished with approximately $200,000 being required to complete the water bottling operation so that the plant may begin production. The production is expected to be completed and operational within 60 days. In addition, AVDC is the licensee from the Monarch Beverage Company for the country of Vietnam. The Monarch license enables AVDC to sell the Monarch franchise products, such as America Cola, Dad's Rootbeer, Kikapco Joy Juice, and Bubble Up, in the country of Vietnam. AVDC has been in Vietnam for over three years and has established a network of distributors for the products of this plant once production begins. This joint venture will have ownership of the land, buildings, equipment business, water rights, exclusive rights to the spring water, mineral water springs, good will, customer lists, customers and all accounts receivables in Vietnam.

2. IBDC hereby agrees to convey, at closing, all of the issued and outstanding stock of AVDC, which includes the right to the Monarch license, to BCC. Such stock would consist of 50,000 shares, being all of the authorized and issued common stock of AVDC.

3. BCC, in exchange for the acquisition of AVDC including the Monarch license, agrees to pay to IBDC $6,200,000 in BCC restricted common shares, authorized, yet heretofore unissued. The proposed exchange of stocks shall be treated and recorded as a purchase of assets rather than a pooling of interest.

4. IBDC agrees to deliver to BCC all of the issued and outstanding shares of AVDC and the Monarch license at closing.

5. Concurrent with the execution of this Agreement, IBDC shall make available all records of IBDC and AVDC to BCC, including, but not limited to, financial statements for the development stage of the company, financial statements for the interim fiscal quarters, corporated minutes, correspondence and documents with the country of Vietnam, licenses, franchise agreements, and such other records of the Corporation as shall be required by agents and counsels of BCC.

6. Through the execution of this Agreement, and prior to the closing, the owners of IBDC agree to cause AVDC to carry on its business in the ordinary course, and not to enter into any other extraordinary transactions.

7. BCC hereby represents and warrants that it is a New Jersey Corporation, that it's Board of Directors has duly authorized this Agreement and the officer executing this Agreement is duly authorized.

8. IBCC hereby represents that it is a Delaware Corporation, that it has title to the assets being conveyed, that this Agreement is duly authorized by its Board of Directors.

9.    At the closing, the following actions shall take place:

      (a) IBDC will deliver all of its issued and outstanding shares of AVDC and the Monarch license to BCC. AVDC will have delivered the 50,000 shares of common stock constituting all of the issued and outstanding shares of AVDC to the closing attorneys. BCC shall issue restricted common shares to IBDC at a value equal to an average of $6,200,000 divided by the share price, valuing the BCC restricted common shares at the average bid price for the five days immediately proceeding the closing.

      (b) At the closing, Richard Lifschutz, President and Isaac Lifschutz, Secretary, BCC's Officers and Directors, shall appoint Richard Hensel as President and Director, Wayne Johnson as Director and Chairman, Robert Reaser as Director, Robert Price as Director, James Tilton as Chief Executive Officer and Director, and Jane Zhang as the Chief Financial Officer, Secretary and Treasurer and Director, Kitty Chow as Director, and Stanley Merdinger as Director.

10. Immediately following the election of the new officers and directors, Richard Lifschutz and Isaac Lifschutz shall resign as officers and directors.

11. This proposed Agreement shall be subject to the approval of the Board of Directors of IBDC and BCC. Such approvals shall be completed on or before April 21, 1998. BCC will obtain the approval of its shareholders and Board of Directors to increase the number of authorized common shares, if required, approve the transaction, and appoint the officers and directors and the appointment of an auditor in order to perfect this proposed transaction.

12. BCC and IBDC agree to file all such necessary papers and forms as shall be required by counsel for IBDC and BCC with respect to the securities laws of the State of New York and the Securities Exchange Commission.

13. This Agreement shall be interpreted and construed pursuant to the laws of the State of New York.

14. Closing for this transaction shall take place on or before April 23, 1998. Prior to closing all documents shall be exchanged. Closing shall take place at the offices of Jensen, Duffin, Dibb, Carman and Jackson at 311 South State Street, Suite 380, Salt Lake City, Utah 34111. All shares to be delivered from AVDC at closing will have been escrowed with the officer of Jensen, Duffin, Dibb, Carman and Jackson in Salt Lake City, Utah, and shall be delivered upon execution of the remaining closing documents.

                                          BRIA COMMUNICATIONS CORPORATION

Attest: /s/ Barbara Lifschutz             BY: /s/ Richard Lifschutz
        -------------------------             -------------------------------
            Barbara Lifschutz                     Richard Lifschutz

                                          INTERNATIONAL BEVERAGE
                                          DEVELOPMENT CORPORATION

Attest: /s/ Marie N. Shaw                 BY: /s/ James A. Tilton
        -------------------------             -------------------------------
            Marie N. Shaw                         James A. Tilton

                             ADDENDUM TO AGREEMENT

      This Addendum entered into this 16th day of April, 1998, between Bria Communications Corporation ("Bria"), a New Jersey Corporation and International Beverage Development Corporation ("IBDC"), a Delaware Corporation.

1. Fees and Commissions. Except as described in this section, no broker, finder, or other person or entity is entitled to any fee or commission from Bria, IBDC, AmViet Development Corporation or Quang Tri for services rendered of behalf of any of them or in connection with the transactions contemplated by the Agreement. As compensation for its services in initiating this transaction and ongoing consulting services to the parties, Bria agrees to issue Hudson Consulting Inc. ("Hudson") or (the "Consultant"), including their designees, a total of 9% of the authorized shares of Bria. The parties agree that there shall not be a reverse split for a one year period from the date of closing. Such shares shall be issued at Closing.

2. Term: Indemnification. All representations, warranties, covenants and agreements made herein and in the exhibits attached hereto shall survive the execution and delivery of the Agreement and payment pursuant thereto. The officers and directors of IBDC hereby agree, jointly as severally, indemnify, defend and hold harmless Bria, and its officers and directors from against any damage, loss liability, or expense (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees) arising out of any material breach of representation, warranty, covenant, or agreement made by the officers and directors of Bria in the Agreement.

                                          BRIA COMMUNICATIONS CORPORATION

Attest: /s/ Barbara Lifschutz             BY: /s/ Richard Lifschutz
        -------------------------             -------------------------------
            Barbara Lifschutz                     Richard Lifschutz

                                          INTERNATIONAL BEVERAGE
                                          DEVELOPMENT CORPORATION

Attest: /s/ Marie N. Shaw                 BY: /s/ James A. Tilton
        -------------------------             -------------------------------
            Marie N. Shaw                         James A. Tilton

                             ADDENDUM TO AGREEMENT

      This is an Addendum entered into this 12th day of June, 1998, to the Agreement signed April 16, 1998 between Bria Communications Corporation
("Bria"), a New Jersey Corporation and International Beverage Development Corporation ("IBDC"), a Delaware Corporation.

1. Extension of Closing. Both parties to this Agreement have mutually agreed to move the date of closing forward from April 23, 1998 to July 7, 1998.

                                          BRIA COMMUNICATIONS CORPORATION

Attest: /s/ Barbara Lifschutz             BY: /s/ Richard Lifschutz
        -------------------------             -------------------------------
            Barbara Lifschutz                     Richard Lifschutz

                                          INTERNATIONAL BEVERAGE
                                          DEVELOPMENT CORPORATION

Attest: /s/ Marie N. Shaw                 BY: /s/ James A. Tilton
        -------------------------             -------------------------------
            Marie N. Shaw                         James A. Tilton - President